EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

          We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of First Horizon Asset Securities Inc. for the registration of First Horizon ABS Trust 2006-HE1, First Horizon HELOC Notes, Series 2006-HE1, in the registration statement on Form S-3 (No. 333-125158) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of First Horizon Asset Securities Inc.dated March 28, 2006, to be filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
March 28, 2006